EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) to be filed on September  7, 2005, and related Prospectus of Isis Pharmaceuticals, Inc. for the registration of 14,999,998 shares of its common stock and to the incorporation by reference therein of our reports dated March 3, 2005, with respect to the consolidated financial statements of Isis Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Isis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

August 31, 2005